Exhibit 99.1

root9b Holdings, Inc. Announces Incremental Funding and Status of Foreclosure

Colorado Springs, CO – August 22, 2017 - root9B Holdings, Inc. (Nasdaq: RTNB) (“RTNB” or the “Company”) today announced that the Company secured incremental funding of $500,000 to allow the Company to meet its payroll obligations and for certain other working capital purposes by issuing secured convertible promissory notes along with warrants to purchase shares of the Company’s common stock, par value $0.001 per share representing fifty percent (50%) warrant coverage.

As previously disclosed, on August 15, 2017 the Company filed a Current Report on Form 8-K disclosing the Company received a notice from Centriole Reinsurance Company, Ltd. as agent (the “Agent”) for the secured creditors, that the Company had violated certain covenants set forth in the secured notes and demanded immediate repayment of all outstanding amounts due thereunder.

As previously disclosed, on August 18, 2017 the Company filed a Current Report on Form 8-K disclosing that the Company received a foreclosure notice from the Agent and that, to satisfy the Company’s outstanding secured indebtedness, the Agent intended to sell substantially all of the assets of the Company at an auction to conclude August 31, 2017 (the “Sale Date”). This same filing noted that in the event the auction concludes with the sale of substantially all of the Company’s assets, the value of the Company’s securities would decline dramatically or become worthless. There has been no change in the foreclosure proceedings.

“While the Company is continuing its efforts to secure additional working capital and obtain waivers from the secured creditors it is unaware of any developments or information that would account for the significant volume of trading in our shares.” said Eric Hipkins, RTNB’s Chief Executive Officer.

Cautionary Note Regarding Forward-Looking Statements.

This press release contains forward-looking statements that reflect management’s current views with respect to certain future events and the Company’s prospects, operations, performance and financial condition. Such forward-looking statements speak only as of the date of this press release and the Company will not be required to amend or update such statements at any time in the future. Forward-looking statements include, but are not limited to: the continued foreclosure proceedings on the Company’s assets, the results of any sale of the Company’s assets by the Company’s secured creditors at an auction, the Company’s ability to obtain waivers of events of default from its lenders; the availability of strategic investors or buyers for the remaining assets of the Company’s discontinued operations; and the results of any potential restructuring activities. For all forward-looking statements, the Company claims the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond the Company’s control and some of which might not even be anticipated. Future events and actual results could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, successful execution of the Company’s business plan, adequacy of capital resources, and the Company’s ability to comply with, or obtain waivers with respect to non-compliance with, the terms of its indebtedness. The risks included are not exhaustive; for a more detailed description of these uncertainties and other factors, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 17, 2017.